Exhibit 99

MEREDITH REPORTS FISCAL 2019 SECOND QUARTER AND FIRST HALF RESULTS

AND ISSUES EARLY CALENDAR 2019 ADVERTISING OUTLOOK

Record $102 Million of Political Advertising Drives First-Half Results

Early Calendar 2019 National Media Group Advertising Improving Significantly and
Local Media Group Advertising Pacing Up Mid-Single Digits

Debt Reduced by $700 Million, Approaching $1 Billion Debt Reduction Goal

DES MOINES, IA (February 11, 2019) – Meredith Corporation (NYSE: MDP; meredith.com), the leading media and marketing company with national brands serving 175 million unduplicated Americans, including 80 percent of U.S. millennial women and a paid subscription base of over 40 million—and 17 local television stations in fast-growing markets—today reported fiscal 2019 second quarter results. Compared to the prior year period:

•	Total Company revenues from continuing operations more than doubled to $854 million.

•	Total advertising related and consumer related revenues each also more than doubled to $489 million, and $337 million, respectively.

•
Earnings from continuing operations, which includes special items in both periods, were $87 million compared to $159 million. The prior year results reflected a benefit of $133 million from the passage of the “Tax Cuts and Jobs Act of 2017” in December 2017. Earnings per share from continuing operations were $1.43 compared to $3.49. Meredith recorded a net after-tax charge of $5 million related to special items in the second quarter of fiscal 2019.

•
Excluding special items in both periods, earnings from continuing operations increased to $92 million compared to $52 million, and earnings per share increased to $1.53 compared to $1.14. (See Tables 1-3 for supplemental disclosures regarding non-GAAP financial measures.)

•
Adjusted EBITDA more than doubled to $231 million compared to $85 million. Adjusted earnings per share increased to $2.55 compared to $1.34. (See Tables 1-3 for supplemental disclosures regarding non-GAAP financial measures.)

“We were pleased to deliver stronger-than-expected revenue, profit and related margin performance in the first half of fiscal 2019, and we are excited about our significantly improved second half advertising outlook,” said Meredith Corporation President and Chief Executive Officer Tom Harty. “In addition, due to strong Company performance so far in fiscal 2019 and proceeds from non-strategic asset sales, we have reduced debt by $700 million, well on our way to delivering our $1 billion debt reduction goal. We also grew our dividend by 5.5 percent, and renewed both our robust brand licensing program at Walmart and our station affiliations for all five of our FOX markets with favorable terms.”

Looking into the third quarter of fiscal 2019, Meredith sees significant improvement in National and Local media group revenue performance:

•
National Media Group total comparable advertising revenue is pacing down in the mid-single digits, a significant improvement when compared to recent quarters and in line with Meredith’s historical and expected performance. This is true of brands in both the legacy Meredith and Time Inc. portfolios.

•	Local Media Group non-political advertising revenue is pacing up in the mid-single digits, driven by the Professional Services, Media and Furnishings categories.

•	Revenues from consumer related sources continue to increase, driven by favorable renewal of retransmission consent agreements representing one-third of Meredith’s subscriber base.

Looking more closely at Meredith’s fiscal 2019 first half results compared to the prior year period:

•	Total Company revenues from continuing operations nearly doubled to $1.6 billion.

•	Total advertising related and consumer related revenues each more than doubled to $912 million and $638 million, respectively.

•
Earnings from continuing operations, including special items in both periods, were $103 million compared to $193 million. The prior year results reflected a benefit of $133 million from the passage of the “Tax Cuts and Jobs Act of 2017” in December 2017. Earnings per share from continuing operations were $1.38 compared to $4.23. Meredith recorded a net after-tax charge of $18 million related to special items in the first half of fiscal 2019.

•	Excluding special items in both periods, earnings from continuing operations increased to $121 million compared to $84 million, and earnings per share were $1.76 compared to $1.83.

•	Adjusted EBITDA more than doubled to $373 million compared to $151 million. Adjusted earnings per share increased to $3.79 compared to $2.24.

OPERATING GROUP DETAIL

NATIONAL MEDIA GROUP DETAIL

Fiscal 2019 second quarter National Media Group operating profit was $45 million. Excluding special items, operating profit was $69 million and adjusted EBITDA grew to $131 million. Revenues rose by nearly 140 percent to $591 million. Results exclude discontinued operations (TIME, FORTUNE, Sports Illustrated, MONEY and Viant). (See Tables 1-3 for supplemental disclosures regarding non-GAAP financial measures.)

Meredith is pursuing the following strategies with a goal of successfully integrating its acquisition of Time Inc. and maximizing the value of the combined media portfolio:

•
Improving the advertising performance of the acquired Time Inc. properties to Meredith’s historical levels. Meredith is implementing its proven strategies, standards and discipline across the legacy Time Inc. portfolio to improve performance, including aligning it with Meredith’s successful sales structure. Meredith delivered improved sequential comparable advertising revenue performance in the second quarter of fiscal 2019. The Company expects significant improvement in comparable advertising revenue in the third quarter and through the balance of fiscal 2019.

•
Aggressively growing revenue and raising the profit margins of the acquired Time Inc. digital properties. Meredith is leveraging the increased scale of its combined digital portfolio to enhance sales initiatives. Meredith is now well-positioned to benefit from fast-growing advertising platforms, including native, video, shopper marketing, programmatic and social. The Company expects revenue and margin growth in fiscal 2019 compared to the prior year.

•
Accelerating the growth of high-margin consumer related revenue by leveraging its expanded brand portfolio. This includes cross-promoting brands to increase revenue and lower subscription acquisition costs; leveraging affinity marketer Synapse; continuing to grow Meredith’s brand licensing business; and expanding e-commerce activities. Meredith recently renewed its licensing program with Walmart through fiscal 2021. This program features more than 3,000 SKUs of Better Homes & Gardens branded products at 4,000 Walmart stores across the U.S. and at Walmart.com, Jet.com and Hayneedle.com. During the second quarter of fiscal 2019, consumer related revenues accounted for 44 percent of total National Media Group revenues.

•
Divesting media assets not core to Meredith’s business. Meredith closed on the sale of the TIME media brand on October 31, 2018, for $190 million in cash. Meredith closed on the sale of the FORTUNE media brand on December 21, 2018, for $150 million in cash. Meredith anticipates agreements to sell the Sports Illustrated and MONEY brands, along with its 60 percent equity investment in Viant, to be finalized in fiscal 2019. These brands and businesses have different target audiences and advertising bases than the rest of the portfolio, and Meredith believes each is better suited for success with a new owner.

•	Delivering at least $550 million of annualized cost synergies within the first two full years of combined operations. The Company has identified these synergies and is on track with its plan.

Fiscal 2019 first half National Media Group operating profit was $63 million. Excluding special items, operating profit was $100 million and adjusted EBITDA grew to $218 million. Revenues rose by more than 130 percent to $1.1 billion.

LOCAL MEDIA GROUP DETAIL

Fiscal 2019 second quarter Local Media Group operating profit was $107 million, adjusted EBITDA was $116 million and revenues grew to $262 million, all records for a fiscal second quarter. (See Tables 1-3 for supplemental disclosures regarding non-GAAP financial measures.)

Looking more closely at fiscal 2019 second quarter performance compared to the prior year period:

•
Political advertising revenues were $66 million, compared to $40 million during the last political cycle in the second quarter of fiscal 2017. Political spending was particularly robust in the Phoenix, Las Vegas, St. Louis and Kansas City markets, primarily due to competitive elections on the federal, state and local levels.

•
Non-political advertising related revenues grew 16 percent to $120 million, including the addition of MNI Targeted Media. Looking ahead, Meredith expects Local Media Group non-political advertising revenue to be up in the mid-single digits in the third quarter of fiscal 2019.

•
Consumer related revenues increased 18 percent to $74 million, due to growth in retransmission fees from cable and satellite television operators. These increases were partially offset by higher payments to affiliated networks.

Turning to ratings, Meredith delivered strong performance during the November rating period. Meredith stations in 8 of its 12 markets ranked No. 1 or No. 2 in morning or late news.

Finally, Meredith entered into agreements to extend the affiliation agreements for its five FOX television stations through July 2022. Meredith also entered into multi-year agreements with Comcast and Cox Communications, which together represent approximately one-third of Meredith’s subscriber households, for carriage of its broadcast television stations.

Fiscal 2019 first half Local Media Group operating profit was $174 million, adjusted EBITDA was $194 million and revenues grew to $477 million, including $102 million of political-related advertising revenues, all records for a fiscal first half.

OTHER FINANCIAL INFORMATION

Meredith remains committed to strong capital stewardship, and delivering top-third performance through its successful Total Shareholder Return strategy. This includes:

•
Aggressive debt paydown and management of liabilities – Net debt was $2.4 billion at December 31, 2018, including cash and cash equivalents of $77 million (See Table 4 for supplemental disclosures regarding non-GAAP financial measures.) Meredith has repaid $700 million of its debt so far in fiscal 2019 through January 31, 2019, including $573 million of its 7-year Senior Secured Term Loan B and $127 million of its senior unsecured notes. On October 26, 2018, Meredith successfully completed the repricing of its Term Loan B facility, reducing the annual interest rate to LIBOR + 2.75 percent, with a step-down to LIBOR + 2.50 percent at the time Meredith’s leverage is less than or equal to 2.25 to 1.00. The facility’s maturity remains unchanged.

•	Meredith continues to expect to reduce its debt by a total of $1 billion during fiscal 2019 – Meredith expects to achieve this using cash on its balance sheet, expected proceeds from asset sales, and expected cash generated by its operations. Meredith’s goal is a net debt-to-EBITDA ratio of 2.0 to 1 or better by the end of its fiscal 2020.

•
Return of capital to shareholders through consistent and ongoing dividend increases – Meredith raised its regular dividend by 5.5 percent to $2.30 on an annualized basis on February 2, 2019. This marked the 26th straight year of dividend increases for Meredith and the 72nd consecutive year of dividend payments. Since launching its Total Shareholder Return strategy in October 2011, Meredith has increased its dividend more than 125 percent, and delivered an average annual return of 15 percent.

•	Share repurchases – Meredith’s ongoing share repurchase program has $53 million remaining under current authorizations as of December 31, 2018.

OUTLOOK

For full-year fiscal 2019, Meredith continues to expect:

•	Total Company revenues to range from $3.0 billion to $3.2 billion, unchanged from original guidance communicated on August 10, 2018.

•
Earnings from continuing operations to range from $187 million to $207 million, and from $2.40 to $2.82 on a per share basis, including a net after-tax charge for first half special items of $18 million. Actual results for the full fiscal year may include additional special items that have not yet occurred and are difficult to predict with reasonable certainty.

•
Excluding special items, earnings from continuing operations to range from $205 million to $225 million, and from $2.78 to $3.20 on a per share basis. Both are unchanged from original guidance communicated on August 10, 2018. (See Table 5-6 for supplemental disclosures regarding non-GAAP financial measures.)

•
Adjusted EBITDA to range from $720 million to $750 million, unchanged from original guidance communicated on August 10, 2018. Adjusted earnings per share is expected to range from $6.89 to $7.31. (See Tables 5-6 for supplemental disclosures regarding non-GAAP financial measures.)

Looking more closely at the third quarter of fiscal 2019, Meredith expects:

•	Total Company revenues to range from $715 million to $735 million.

•	National Media Group revenues to range from $530 million to $540 million.

•	Local Media Group revenues to range from $185 million to $195 million.

•
Earnings from continuing operations to range from $29 million to $36 million, and from $0.21 to $0.36 on a per share basis, including depreciation and amortization of approximately $64 million and net interest expense of approximately $40 million. These amounts do not include special items. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

•	Adjusted EBITDA to range from $145 million to $155 million, and adjusted earnings per share to range from $1.25 to $1.41.

All earnings per share amounts in the text of this release are on a diluted basis per common share. Both basic and diluted earnings per common share can be found in the attached Consolidated Statements of Earnings. All fiscal 2019 second quarter and first half comparisons are against the comparable prior-year period unless otherwise stated.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on February 11, 2019, at 8:30 am EST to discuss fiscal 2019 second quarter and first half results and its outlook for the third quarter and full year fiscal 2019. A live webcast will be accessible to the public on the Company’s website, and a replay will be available for two weeks. A transcript will be available within 48 hours of the call at meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS

Management uses and presents GAAP and non-GAAP results to evaluate and communicate its performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. Adjusted net earnings per share, adjusted EBITDA, adjusted EBITDA margin, and net debt are common supplemental measures of performance used by investors and financial analysts. Management believes that adjusted earnings per share and adjusted EBITDA provides an additional analytical tool to clarify the Company’s results from core operations and delineate underlying trends. Adjusted net earnings per share is defined as net earnings per share from continuing operations before depreciation, amortization and special items. Management has removed these costs as they are deemed to be non-operational in nature. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and special items. Management does not use adjusted EBITDA as a measure of liquidity or funds available for management’s discretionary use because it excludes certain contractual and non-discretionary expenditures. Net debt is defined as total long-term debt net of cash and cash equivalents. Net debt provides additional insight to the Company’s financial position.

Results excluding special items are supplemental non-GAAP financial measures. While these adjusted results are not a substitute for reported results under GAAP, management believes this information is useful as an aid in further understanding Meredith’s current performance, performance trends and financial condition. Reconciliations of GAAP to non-GAAP measures are attached to this press release and available at www.meredith.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the Company’s financial outlook for the third quarter and full year fiscal 2019; the Company’s goals related to debt reduction and adjusted EBITDA; the Company’s anticipated asset sales; and the expected benefits of the acquisition of Time Inc., including the expected synergies from the transaction, anticipated timing of disposition of certain acquired brands and businesses, and the Company’s prospects for growth and increasing shareholder value.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; the consequences of acquisitions and/or dispositions; the risks associated with the Company’s recent acquisition of Time Inc., including: (1) the Company’s ability to retain key personnel; (2) unexpected costs, charges or expenses resulting from the acquisition; (3) the Company’s ability to realize the anticipated benefits of the acquisition of Time Inc.; (4) delays, challenges and expenses associated with integrating the businesses; (5) the Company’s ability to comply with the terms of the debt and equity financings entered into in connection with the acquisition; and (6) the risk factors contained in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission, which are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation has been committed to service journalism for more than 115 years. Today, Meredith uses multiple distribution platforms—including broadcast television, print, digital, mobile and video—to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith's National Media Group reaches more than 175 million unduplicated American consumers every month, including over 80 percent of U.S. millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, parenting and home. Meredith is the No. 1 magazine operator in the U.S., and owner of the largest premium content digital network for American consumers. Meredith’s leading national brands include PEOPLE, Better Homes & Gardens, InStyle, Allrecipes, REAL SIMPLE, SHAPE, Southern Living and Martha Stewart Living. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes leading affinity marketer Synapse, and The Foundry, the company's state-of-the-art creative lab and content studio.

Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets—including Atlanta, Phoenix, St. Louis and Portland—and 13 in the Top 50. Meredith's stations produce more than 700 hours of local news and entertainment content each week, and operate leading local digital destinations. Meredith also owns MNI Targeted Media, which delivers targeted advertising solutions to more than 1,200 clients on a local, regional or national level.

-- # # # # --

Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Three Months		Six Months
Periods ended December 31,	2018	2017	2018	2017
(In millions except per share data)
Revenues
Advertising related	$488.9	$231.8	$911.6	$441.0
Consumer related	336.8	151.7	638.0	301.3
Other	27.8	34.2	60.6	68.2
Total revenues	853.5	417.7	1,610.2	810.5
Operating expenses
Production, distribution, and editorial	302.9	159.5	589.0	316.1
Selling, general, and administrative	325.9	174.4	662.0	345.1
Acquisition, disposition, and restructuring related activities	27.7	14.9	44.8	11.6
Depreciation and amortization	65.1	12.4	128.8	25.0
Impairment of long-lived assets	—	19.8	—	19.8
Total operating expenses	721.6	381.0	1,424.6	717.6
Income from operations	131.9	36.7	185.6	92.9
Non-operating income, net	5.9	0.7	13.2	1.3
Interest expense, net	(50.6)	(5.2)	(92.0)	(10.3)
Earnings from continuing operations before income taxes	87.2	32.2	106.8	83.9
Income tax benefit (expense)	(0.2)	127.2	(3.8)	108.9
Earnings from continuing operations	87.0	159.4	103.0	192.8
Loss from discontinued operations, net of income taxes	(68.4)	—	(67.4)	—
Net earnings	$18.6	$159.4	$35.6	$192.8

Basic earnings (loss) per share attributable to common shareholders
Continuing operations	$1.48	$3.55	$1.40	$4.30
Discontinued operations	(1.51)	—	(1.49)	—
Basic earnings (loss) per common share	$(0.03)	$3.55	$(0.09)	$4.30
Basic average common shares outstanding	45.3	44.9	45.2	44.8

Diluted earnings (loss) per share attributable to common shareholders
Continuing operations	$1.43	$3.49	$1.38	$4.23
Discontinued operations	(1.44)	—	(1.43)	—
Diluted earnings (loss) per common share	$(0.01)	$3.49	$(0.05)	$4.23
Diluted average common shares outstanding	47.3	45.6	47.3	45.6

Dividends paid per common share	$0.545	$0.520	$1.090	$1.040

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Six Months
Periods ended December 31,	2018	2017	2018	2017
(In millions)
Revenues
National media
Advertising related	$303.0	$125.7	$587.4	$245.8
Consumer related	262.7	88.8	490.6	175.0
Other	25.6	32.9	56.2	65.6
Total national media	591.3	247.4	1,134.2	486.4
Local media
Non-political related advertising	120.3	104.0	223.1	191.7
Political spot advertising	65.8	2.1	101.9	3.5
Consumer related	74.1	62.9	147.4	126.3
Other	2.2	1.3	4.4	2.6
Total local media	262.4	170.3	476.8	324.1
Intersegment revenue elimination	(0.2)	—	(0.8)	—
Total revenues	$853.5	$417.7	$1,610.2	$810.5

Operating profit
National media	$45.2	$11.6	$62.8	$39.1
Local media	106.6	49.9	174.1	90.2
Unallocated corporate	(19.9)	(24.8)	(51.3)	(36.4)
Income from operations	$131.9	$36.7	$185.6	$92.9

Depreciation and amortization
National media	$55.1	$3.8	$107.4	$7.8
Local media	9.2	7.8	18.3	15.8
Unallocated corporate	0.8	0.8	3.1	1.4
Total depreciation and amortization	$65.1	$12.4	$128.8	$25.0

Adjusted EBITDA [1]
National media	$130.6	$38.8	$218.0	$67.7
Local media	116.2	58.3	193.6	107.2
Unallocated corporate	(16.3)	(12.6)	(38.3)	(24.3)
Total Adjusted EBITDA	$230.5	$84.5	$373.3	$150.6

1	Adjusted EBITDA is earnings before discontinued operations, interest, taxes, depreciation, amortization, and special items.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	December 31, 2018	June 30, 2018
(In millions)
Current assets
Cash and cash equivalents	$77.1	$437.6
Accounts receivable, net	628.7	542.0
Inventories	59.6	44.2
Current portion of subscription acquisition costs	185.4	118.1
Current portion of broadcast rights	14.4	9.8
Assets held-for-sale	325.9	713.1
Other current assets	85.6	114.3
Total current assets	1,376.7	1,979.1
Property, plant, and equipment, net	449.4	483.8
Subscription acquisition costs	134.6	61.1
Broadcast rights	8.3	18.9
Other assets	267.9	263.3
Intangible assets, net	1,927.4	2,005.2
Goodwill	1,955.6	1,915.8
Total assets	$6,119.9	$6,727.2

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$—	$17.7
Current portion of long-term broadcast rights payable	13.9	8.9
Accounts payable	186.2	194.7
Accrued expenses and other liabilities	338.1	410.2
Current portion of unearned revenues	409.0	360.4
Liabilities associated with assets held-for-sale	155.9	198.4
Total current liabilities	1,103.1	1,190.3
Long-term debt	2,507.4	3,117.9
Long-term broadcast rights payable	10.5	20.8
Unearned revenues	189.3	124.1
Deferred income taxes	511.2	437.0
Other noncurrent liabilities	211.4	217.0
Total liabilities	4,532.9	5,107.1

Redeemable convertible Series A preferred stock	531.3	522.6

Shareholders’ equity
Common stock	40.0	39.8
Class B stock	5.1	5.1
Additional paid-in capital	212.7	199.5
Retained earnings	839.1	889.8
Accumulated other comprehensive loss	(41.2)	(36.7)
Total shareholders’ equity	1,055.7	1,097.5
Total liabilities, redeemable convertible preferred stock, and shareholders' equity	$6,119.9	$6,727.2

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Six months ended December 31,	2018	2017
(In millions)
Net cash provided by operating activities	$59.4	$100.2

Cash flows from investing activities
Acquisitions of and investments in businesses, net of cash acquired	(1.7)	(3.0)
Proceeds from disposition of assets, net of cash sold	347.8	2.2
Additions to property, plant, and equipment	(17.0)	(28.8)
Other	—	0.7
Net cash provided by (used in) investing activities	329.1	(28.9)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	60.0
Repayments of long-term debt	(646.9)	(61.3)
Dividends paid	(80.1)	(47.3)
Purchases of Company stock	(5.0)	(24.6)
Proceeds from common stock issued	2.5	17.8
Payment of acquisition related contingent consideration	(19.3)	(3.2)
Net cash used in financing activities	(748.8)	(58.6)
Effect of exchange rate changes on cash and cash equivalents	(0.6)	—
Change in cash held-for-sale	0.4	—
Net increase (decrease) in cash and cash equivalents	(360.5)	12.7
Cash and cash equivalents at beginning of period	437.6	22.3
Cash and cash equivalents at end of period	$77.1	$35.0

Table 1
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show earnings from continuing operations as reported under accounting principles generally accepted in the United States of America (GAAP) and excluding the special items. Earnings from continuing operations excluding the special items, depreciation, and amortization are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

	Three Months		Six Months
Periods ended December 31,	2018	2017	2018	2017
(In millions)
Earnings from continuing operations	$87.0	$159.4	$103.0	$192.8
Special items
Integration costs	11.2	—	25.6	—
Write-down of impaired assets	—	19.8	—	19.8
Transaction costs	—	12.1	—	12.1
Severance and related benefit costs	16.7	2.9	27.2	2.9
Gain on sale of business	—	—	(10.4)	(3.3)
Extinguishment loss	9.8	—	9.8	—
Other	(0.2)	(0.1)	3.3	(0.1)
Special items subtotal	37.5	34.7	55.5	31.4
Tax benefit on special items	(9.6)	(8.9)	(14.2)	(7.6)
Tax special items	(23.4)	—	(23.4)	—
Tax impact of remeasurement of deferred tax assets and liabilities	—	(133.0)	—	(133.0)
Net special items	4.5	(107.2)	17.9	(109.2)
Earnings from continuing operations before special items (non-GAAP)	91.5	52.2	120.9	83.6
Depreciation and amortization	65.1	12.4	128.8	25.0
Tax impact of depreciation and amortization	(16.6)	(3.2)	(32.9)	(6.4)
Net depreciation and amortization impact	48.5	9.2	95.9	18.6
Adjusted earnings (non-GAAP)	$140.0	$61.4	$216.8	$102.2

Diluted earnings per share attributable to common shareholders
Continuing operations	$1.43	$3.49	$1.38	$4.23
Per share impact of net special items	0.10	(2.35)	0.38	(2.40)
Earnings from continuing operations before special items (non-GAAP)	1.53	1.14	1.76	1.83
Per share impact depreciation and amortization	1.02	0.20	2.03	0.41
Adjusted earnings per share (non-GAAP)	$2.55	$1.34	$3.79	$2.24

Table 2
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items
The following tables show results of operations as reported under GAAP and excluding the special items. Results of operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Adjusted EBITDA
Consolidated adjusted EBITDA which is reconciled to net earnings in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and special items.

Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Three months ended December 31, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$591.3	$262.4

Net earnings				$18.6
Loss from discontinued operations, net of income taxes				68.4
Earnings from continuing operations				87.0
Income taxes				0.2
Interest expense, net				50.6
Non-operating income, net				(5.9)
Operating profit	$45.2	$106.6	$(19.9)	131.9
Special items included in operating profit:
Severance and related benefit costs	16.3	0.2	0.1	16.6
Integration costs	7.6	—	3.6	11.2
Other	—	—	(0.2)	(0.2)
Total special items	23.9	0.2	3.5	27.6
Operating profit excluding special items (non-GAAP)	69.1	106.8	(16.4)	159.5
Non-operating income, net	6.4	0.2	(0.7)	5.9
Depreciation and amortization	55.1	9.2	0.8	65.1
Adjusted EBITDA (non-GAAP)	$130.6	$116.2	$(16.3)	$230.5

Segment operating margin	7.6%	40.6%
Segment adjusted EBITDA margin	22.1%	44.3%

Table 2 Continued

Three months ended December 31, 2017	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$247.4	$170.3

Net earnings				$159.4
Income taxes				(127.2)
Interest expense, net				5.2
Non-operating income, net				(0.7)
Operating profit	$11.6	$49.9	$(24.8)	36.7
Special items included in operating profit:
Write-down of impaired assets	19.8	—	—	19.8
Transaction costs	—	—	12.1	12.1
Severance and related benefit costs	2.9	—	—	2.9
Other	(0.1)	—	—	(0.1)
Total special items	22.6	—	12.1	34.7
Operating profit excluding special items (non-GAAP)	34.2	49.9	(12.7)	71.4
Non-operating income, net	0.8	0.6	(0.7)	0.7
Depreciation and amortization	3.8	7.8	0.8	12.4
Adjusted EBITDA (non-GAAP)	$38.8	$58.3	$(12.6)	$84.5

Segment operating margin	4.7%	29.3%
Segment adjusted EBITDA margin	15.7%	34.2%

Table 3
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items
The following tables show results of operations as reported under GAAP and excluding the special items. Results of operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Adjusted EBITDA
Consolidated adjusted EBITDA which is reconciled to net earnings in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and special items.

Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Six months ended December 31, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$1,134.2	$476.8

Net earnings				$35.6
Loss from discontinued operations, net of income taxes				67.4
Earnings from continuing operations				103.0
Income taxes				3.8
Interest expense, net				92.0
Non-operating income, net				(13.2)
Operating profit	$62.8	$174.1	$(51.3)	185.6
Special items included in operating profit:
Severance and related benefit costs	22.5	1.7	3.0	27.2
Integration costs	17.0	—	8.6	25.6
Gain on sale of business	(6.4)	—	—	(6.4)
Other	4.5	(0.9)	(0.3)	3.3
Total special items	37.6	0.8	11.3	49.7
Operating profit excluding special items (non-GAAP)	100.4	174.9	(40.0)	235.3
Non-operating income, net	14.2	0.4	(1.4)	13.2
Special item included in non-operating income - gain on sale of business	(4.0)	—	—	(4.0)
Depreciation and amortization	107.4	18.3	3.1	128.8
Adjusted EBITDA (non-GAAP)	$218.0	$193.6	$(38.3)	$373.3

Segment operating margin	5.5%	36.5%
Segment adjusted EBITDA margin	19.2%	40.6%

Table 3 Continued

Six months ended December 31, 2017	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$486.4	$324.1

Net earnings				$192.8
Income taxes				(108.9)
Interest expense, net				10.3
Non-operating income, net				(1.3)
Operating profit	$39.1	$90.2	$(36.4)	92.9
Special items included in operating profit:
Write-down of impaired assets	19.8	—	—	19.8
Transaction costs	—	—	12.1	12.1
Severance and related benefit costs	2.9	—	—	2.9
Gain on sale of business	(3.3)	—	—	(3.3)
Other	(0.1)	—	—	(0.1)
Total special items	19.3	—	12.1	31.4
Operating profit excluding special items (non-GAAP)	58.4	90.2	(24.3)	124.3
Non-operating income, net	1.5	1.2	(1.4)	1.3
Depreciation and amortization	7.8	15.8	1.4	25.0
Adjusted EBITDA (non-GAAP)	$67.7	$107.2	$(24.3)	$150.6

Segment operating margin	8.0%	27.8%
Segment adjusted EBITDA margin	13.9%	33.1%

Table 4

Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Net Debt - The following table presents long-term debt as reported under GAAP and net of cash and cash equivalents also as reported under GAAP. Net debt is a non-GAAP measure. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

(In millions)	December 31, 2018
Long-term debt	$2,507.4
Less: cash and cash equivalents	(77.1)
Net debt	$2,430.3

Table 5

Meredith Corporation and Subsidiaries
Supplemental Disclosures

Earnings Outlook

			Attributable to other instruments [1]	Attributable to common shareholders	Diluted shares	Diluted earnings per share [2]
	(In millions, except per share data)
Year ending June 30, 2019 - Low Projections
	Earnings from continuing operations	$187	$(74)	$113	47.2	$2.40
	Special items, net of tax [3]	18
	Earnings from continuing operations before special items	205	(74)	131	47.2	2.78
	Depreciation and amortization, net of tax	194
	Adjusted earnings (non-GAAP) [4]	$399	(74)	325	47.2	6.89

Year ending June 30, 2019 - High Projections
	Earnings from continuing operations	$207	(74)	133	47.2	2.82
	Special items, net of tax [3]	18
	Earnings from continuing operations before special items	225	(74)	151	47.2	3.20
	Depreciation and amortization, net of tax	194
	Adjusted earnings (non-GAAP) [4]	$419	(74)	345	47.2	7.31

Quarter ending March 31, 2019 - Low Projections
	Earnings from continuing operations	$29	(19)	10	45.7	0.21
	Depreciation and amortization, net of tax	48
	Adjusted earnings (non-GAAP) [4]	$77	(19)	58	45.7	1.25

Quarter ending March 31, 2019 - High Projections
	Earnings from continuing operations	$36	(19)	17	45.7	0.36
	Depreciation and amortization, net of tax	48
	Adjusted earnings (non-GAAP) [4]	$84	(19)	65	45.7	1.41
[1]
Includes preferred stock dividends, accretion of redeemable preferred stock, dividends on other securities, and undistributed earnings allocated to other securities to the extent that these instruments are not deemed to be dilutive.

[2]
Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of these instruments were computed using the two-class method.

[3]
Special items represent those incurred in the first six months of fiscal 2019 as shown in Table 1. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

[4]	Adjusted earnings is defined as Earnings from continuing operations before special items, depreciation, and amortization.

Table 6

Meredith Corporation and Subsidiaries
Supplemental Disclosures

Projected Adjusted EBITDA
Projected adjusted EBITDA, which is reconciled to projected earnings from continuing operations in the following table, is defined as projected earnings from continuing operations before interest, taxes, depreciation, amortization, and special items.

	Quarter ending March 31, 2019		Year ending June 30, 2019
	Low	High	Low	High
(In millions)
Earnings from continuing operations	$29	$36	$187	$207

Special items, net of tax [1]	—	—	18	18
Income tax expense	12	15	87	97
Interest expense, net	40	40	168	168
Depreciation and amortization	64	64	260	260
Adjusted EBITDA (non-GAAP)	$145	$155	$720	$750
1
Special items for the year ending June 30, 2019 represent those incurred in the first six months of fiscal 2019, as shown in Table 1. Actual results for both periods may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.